AMENDMENT
Effective as of December 1, 2022

Reference is made to the Senior Secured Original Issue Discount Convertible Promissory Note, in the original principal amount of $11,000,000, made by SpringBig Holdings, Inc., a Delaware corporation (collectively, the “Maker” or the “Company”), in favor of L1 Capital Global Opportunities Master Fund, a Cayman Islands business organization (“Holder”), dated as of June 14, 2022 (the “Note”). The Note was issued pursuant to the Securities Purchase Agreement dated as of April 29, 2022, between Maker and Holder (as amended, the “Purchase Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

In consideration of certain additional financial accommodations made by Holder to Maker, Holder and Maker hereby mutually agree to amend the Note and Purchase Agreement in certain respects as follows:

1.For avoidance of doubt, interest shall remain payable in accordance with Section 1.2(a) of the Note.

1.On the date of this Amendment, Maker shall make a payment of $1,000,000 to Holder towards the outstanding Principal owing under this Note.

1.The sentence of the Note in which the term “Maturity Date” is defined shall be amended and restated in its entirety to read as follows:

“For all purposes of the Note, the Purchase Agreement and the other documents executed in connection therewith, the “Maturity Date” shall mean the date on which the final Monthly Payment (as defined in Section 1.3(a)) shall be due in accordance with the terms of this Note, or June 2, 2025, whichever comes first.”

1.Section 1.3(a) of the Note is hereby amended and restated in its entirety to read as follows:

“ (a) On January 3, 2023, Maker shall make a payment of $1,000,000 to Holder towards the outstanding Principal owing under this Note. Thereafter, the remaining Principal amount hereunder shall become payable commencing on December 1, 2023 (the “Amortization Commencement Date”), at which point the remaining unpaid Principal amount shall become payable in such number of equal monthly installments (each, a “Monthly Payment”), that shall cause the amount of each Monthly Payment to be not greater than $375,000. Such Monthly Payments shall commence on the Amortization Commencement Date and continue on the first business day of each month thereafter (each, a “Payment Date”), until the Principal has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or prepayment of this Note in accordance with its terms.”

1.Section 3.1(a) of the Note is hereby amended by adding a new sentence to the end thereof reading as follows:

“Notwithstanding the foregoing and any other provision of this Note to the contrary, Holder shall not be permitted, in any single month, to convert a portion of the principal amount of this Note exceeding the greater of (i) 25% of the total volume of the Maker’s Common Stock traded on the Principal Trading Market during such month, and (ii) $325,000.This limitation shall not apply at any time when an Event of Default has occurred or the limitation is otherwise waived by the Maker.”

1.Section 3.1(b) of the Note is hereby amended and restated in its entirety to read as follows:

“(b) Conversion Price. For each Conversion Notice delivered prior to the Amortization Commencement Date, the “Conversion Price” shall be equal to 80% of the Market Price determined with respect to such Conversion Notice. From and after the Amortization Commencement Date, the Conversion Price means $12.00, subject to adjustment as provided herein.”

1.The definition of “Exempt Issuance” is hereby amended by amending and restating clause (b) thereof in its entirety to read as follows:

“(b) the Capital Stock issued upon conversion of the Notes, Other Notes and the Additional Notes,”

The Company represents and warrants to the Holder that the execution and delivery of this Amendment by the Holder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith, This Amendment has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Company represents and warrants to the Holder that it has not provided the Holder with any information that it reasonably believes constitutes material non-public information and the Company reaffirms its obligation to comply with Section 4.6 of the Purchase Agreement in that regard.

The Company hereby confirms its obligations pursuant to Section 4.22 of the Purchase Agreement, such that if as a result of the provisions of this Amendment or otherwise, the remaining number of Registrable Securities of the Purchaser covered by an effective Resale Registration Statement is less than the number that Holder could reasonably and in good faith expect to acquire pursuant to Section 3.2(a) of the Note during the period from the date hereof until the Amortization Commencement Date, then the Company shall, within 20 days after written notice from Holder, file an additional Resale Registration Statement to register the resale of a sufficient number of additional Registrable Securities, and such Resale Registration Statement and the Company’s obligations with respect thereto shall be covered by the

Registration Rights Agreement (including, without limitation, the 75 days for the Resale Registration Statement to be declared effective and any related penalties set forth in the Registration Rights Agreement), mutatis mutandis.

The governing law and exclusive jurisdiction of this Amendment shall be governed in accordance with Section 5.8 of the Purchase Agreement. The Company agrees to pay counsel for the Holder’s legal fees in connection with this Amendment in the amount of $5,000.

A breach of this Amendment by the Company shall be an Event of Default under the Purchase Agreement and the Note.

The Company shall, by 5:30 p.m. (New York City time) on the second Trading Day following the date of execution hereof, file a Current Report on Form 8-K with the SEC disclosing the material terms of this Amendment.

Except as amended hereby, the Note and the Purchase Agreement shall remain in full force and effect without change and each is hereby confirmed. This Amendment may be executed in separate counterparts, each of which taken together shall be one and the same Amendment.

* * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above:

SPRINGBIG HOLDINGS, INC.

By: /s/ Paul Sykes

Title: CFO

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND

By:_/s/ David Feldman

Title: Portfolio Manager